PRESS RELEASE	SOURCE: First Trust Advisors L.P.

First Trust Announces Additional Considerations for the First Trust/Aberdeen Global Opportunity Income Fund and First Trust/Aberdeen Emerging Opportunity Fund Relating to the Russia/Ukraine Conflict

WHEATON, IL – (BUSINESS WIRE) – March 18, 2022 – First Trust Advisors L.P. ("FTA") announced today additional considerations for the First Trust/Aberdeen Global Opportunity Income Fund (NYSE: FAM) and First Trust/Aberdeen Emerging Opportunity Fund (NYSE: FEO) (each a “Fund” and collectively, the “Funds”) relating to the February 2022 Russian invasion of Ukraine.

The conflict between these two countries, including the announcement of sanctions against Russia by various countries, has negatively affected the value of the Funds’ Russian, Ukrainian, and Belarusian investments, and may continue to do so. The conflict may also negatively impact other regional and global economic markets of the world (including Europe and the United States), companies in such markets and various sectors, industries and markets for securities and commodities, such as oil and natural gas.  Accordingly, the hostilities and sanctions may have a negative effect on each Fund’s investments and performance beyond that related to any direct exposure to Russian or Ukrainian issuers or those of adjoining geographic regions, including Belarus. The Funds’ portfolio holdings as of December 31, 2021, including investments in Russian, Ukrainian, and Belarusian securities, can be found in their respective Annual Reports for the year ended December 31, 2021, available at www.ftportfolios.com. As of March 17, 2022, approximately 1.16% of FAM’s managed assets and approximately 1.17% of FEO’s managed assets were invested in Russian, Ukrainian, and Belarusian securities, and this decline is largely a result of the loss of value in these affected securities. The conflict and resulting sanctions could further impair the ability of each Fund to buy, sell, hold or deliver Russian, Ukrainian, and Belarusian securities and/or other assets, which could in turn further negatively impact a Fund’s net asset value.

FAM is a diversified, closed-end management investment company that seeks to provide a high level of current income. As a secondary objective, the Fund seeks capital appreciation. The Fund pursues these investment objectives by investing in the world bond markets through a diversified portfolio of investment grade and below-investment grade government and corporate debt securities.

FEO is a diversified, closed-end management investment company that seeks to provide a high level of total return. The Fund seeks to achieve its investment objective by investing at least 80% of its managed assets in a diversified portfolio of equity and fixed-income securities of issuers in emerging market countries.

FTA is a federally registered investment advisor and serves as the Fund's investment advisor. FTA and its affiliate First Trust Portfolios L.P. ("FTP"), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $210 billion as of February 28, 2022 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

abrdn Inc. (formerly Aberdeen Standard Investments Inc.) (“abrdn”) serves as the Fund's investment subadvisor. abrdn is an indirect wholly-owned subsidiary of abrdn plc. abrdn is the brand name for the asset management group of abrdn plc, managing approximately $627.89 billion in assets as of December 31, 2021, for a range of pension funds, financial institutions, investment trusts, unit trusts, offshore funds, charities and private clients.

Past performance is no assurance of future results. Investment return and market value of an investment in a Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost. There can be no assurance that a Fund’s investment objectives will be achieved. The Funds may not be appropriate for all investors.

Contact:

First Trust Advisors L.P.

Jeff Margolin 630-915-6784